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EXHIBIT 23.1

                   CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS


We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Form S-8) pertaining to the Equity Compensation Plan and 2000 Equity Compensation Plan of 3-Dimensional Pharmaceuticals, Inc. and to the incorporation by reference therein of our report dated February 25, 2000 (with respect to last paragraph of Note G[1] March 31, 2000 and Note B[12] July 31,
2000) with respect to the financial statements and schedule of 3-Dimensional Pharmaceuticals, Inc. included in its Form S-1 as amended, filed with the Securities and Exchange Commission on May 23, 2000.


                              /s/ Richard A. Eisner & Company, LLP


New York, New York
January 30, 2001